LTF CMBS I, LLC
Landlord
TO
LTF CLUB OPERATIONS COMPANY, INC.
Tenant
LEASE AGREEMENT
DATED AS OF JANUARY 24, 2007

i

EXHIBIT A — Legal Description of Land
EXHIBIT B — Permitted Exceptions

ii

LEASE AGREEMENT
DATED AS OF JANUARY 24, 2007
from
LTF CMBS I, LLC
to
LTF CLUB OPERATIONS COMPANY, INC.
of Property listed in Exhibit A attached hereto.
STATEMENT OF INTENT
This Lease amends, restates and replaces the separate Lease Agreements by and between Landlord’s predecessor in interest as owner of the Property, LTF Real Estate Company, Inc., as Landlord, and Tenant. This Lease constitutes a single, unitary, indivisible, non-severable true lease of all the demised Property. This Lease does not constitute separate leases contained in one document each governed by similar terms. The use of the expression “unitary lease” to describe this Lease is not merely for convenient reference. It is the conscious choice of a substantive appellation to express the intent of’ the parties in regard to an integral part of this transaction. To accomplish the creation of an indivisible lease, the parties agree that from an economic point of view the portions of the Property Locations leased pursuant to this Lease constitute one economic unit and that the Basic Rent and all other provisions have been negotiated and agreed to based on a demise of all the portions of the Property Locations covered by this Lease as a single, composite, inseparable transaction. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement and termination provisions and assignment and subletting, shall apply equally and uniformly to all the demised Property as one unit and are not severable. The economic terms of this Lease would have been substantially different had separate leases or a “divisible” lease been acceptable to Landlord. A default of any of the terms or conditions of this Lease occurring with respect to any portion of the demised Property situated on a particular Property Location shall be a default under this Lease with respect to all the demised Property. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), Landlord and Tenant agree that the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Landlord and Tenant to create a unitary lease shall be preserved and maintained. The parties agree that for the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and not less than all) of the demised Property covered hereby. The Lease is intended to be a true lease and not a secured financing for Tenant.

Article 1. REFERENCE DATA; DEFINITIONS

1.1	LANDLORD:	LTF CMBS I, LLC

	ADDRESS	6442 City West Parkway
	OF LANDLORD:	Eden Prairie, Minnesota 55344

	TENANT:	LTF CLUB OPERATIONS COMPANY, INC.

	ADDRESS	6442 City West Parkway
	OF TENANT:	Eden Prairie, Minnesota 55344
     1.2 Each reference in this Lease to any of the titles contained in Section 1.1 shall be construed to incorporate the data stated under that title.
     1.3 The following terms shall have the meanings set forth in this Section:
     Alteration. Any demolition, alteration, installation, improvement or expansion of or to any of the Property Locations or any portion thereof.
     Basic Rent. The Basic Rent provided for in Section 3.2 of this Lease.
     Commencement Date. January 24, 2007.
     Environmental Activity. Any actual, suspected or threatened abatement, cleanup, disposal, generation, handling, manufacture, possession, release, remediation, removal, storage, transportation, treatment or use of any Hazardous Material, or the actual, suspected or threatened presence of any Hazardous Material, or the actual, suspected or threatened noncompliance with any Environmental Laws.
     Environmental Laws. All Legal Requirements pertaining to health, safety, protection of the environment, natural resources, conservation, wildlife, waste management, Environmental Activities and pollution.
     Event of Default. As defined in Section 17.1.
     Fair Market Value. The cash price which would be obtained for the Property in an arm’s length transaction between a willing buyer and a willing seller under no compulsion to buy or sell.
     Fair Rental Value. The annual Basic Rent which would be obtained for the Property in an arm’s length transaction between a willing landlord and a willing tenant under no compulsion to lease.

     First Mortgage. Any first mortgage or deed of trust (together with the notes secured thereby and security instruments collateral thereto) of record now or hereafter placed against the Property by Landlord, any increase, amendment, extension, refinancing or recasting of a First Mortgage, and any provision of any other loan document which is secured by a First Mortgage. For the purposes hereof, a First Mortgage shall be deemed to continue in effect after foreclosure thereof and during any period of redemption therefrom.
     First Mortgagee. The holder from time to time of the First Mortgage, if any.
     First Offer Right. Tenant’s first offer right with respect to the Property granted pursuant to Article 27.
     Fiscal Year. The 12-month period ending on December 31 of each year.
     Fiscal Quarter. The three-month period ending on March 31, June 30, September 30 and December 31 of each year.
     Governmental Authorities. All federal, state, county, municipal and local governments, and all departments, commissions, boards, bureaus and officers thereof, having or claiming jurisdiction over the Property or Tenant’s use thereof.
     Hazardous Materials. Any by-product, chemical, compound, contaminant, pollutant, product, substance, waste or other material (i) that is hazardous or toxic or (ii) the abatement, cleanup, discharge, disposal, emission, exposure to, generation, handling, manufacture, possession, presence, release, removal, remediation, storage, transportation, treatment or use of which is controlled, prohibited or regulated by any Environmental Laws, including asbestos, petroleum and petroleum products and polychlorinated biphenyls.
     Improvements. The building, fixtures and other Improvements from time to time constructed on the Land, and all alterations and additions thereto and replacement thereof, including by reason of Restoration, but excluding in any event Tenant’s Property. The Improvements shall be and remain the property of Landlord, subject to this Lease.
     Land. The land, but not any Improvements thereto, legally described on Exhibit A.
     Lease. This Lease Agreement, including the following exhibits attached hereto and hereby made a part hereof:
          Exhibit A — Legal Description of the Land
          Exhibit B — Permitted Exceptions
     Legal Requirements. All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, directions and requirements of all Governmental Authorities which now or at any time hereafter may be applicable to or required in connection with the Property or any part thereof, or any use or condition of the Property or any part thereof.

     Permitted Exceptions. The liens, documents and other matters listed on Exhibit B attached hereto.
     Pooled Properties EBITDAR. The Earnings Before Interest, Taxes, Depreciation, Amortization and Rent, calculated on a trailing 12 month basis and not including any allocations of shared expenses or corporate overhead, of Tenant attributable to the Property.
     Property. The Land and the Improvements, collectively.
     Property Location or Property Locations. Any or all of those parcels of land that collectively comprise the Land, and the improvements thereto which collectively comprise the Improvements.
     Property Revenues. All rents, rent equivalents, moneys payable as damages pursuant to the Lease or in lieu of rent or rent equivalents, membership fees, income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Tenant from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Tenant and proceeds, if any, from business interruption or other loss of income insurance.
     Remodeling. Remodeling, refurbishing, expansion, demolition and other improvement work properly permitted under applicable law and performed by Tenant to the interior or exterior of a Property Location including without limitation the replacement of floor coverings or wall coverings, constructing, renovating or reconfiguring locker rooms, workout areas, and office, retail or other spaces of the Property, upgrading mechanical systems including but not limited to electrical, plumbing and HVAC systems, and constructing, modifying or otherwise installing improvements customarily found in other properties owned or leased by Tenant or any affiliate of Tenant; provided that no such work shall reduce the interior square footage of any Property Location by more than 5% in the aggregate or shall result in a material diminution of the fair market value of any Property Location.
     Restore or Restoration. The repair, restoration or rebuilding of the Property or any part thereof following any Taking, damage to or destruction of the same by fire or other casualty or cause as nearly as possible to its size, type and character immediately prior to such Taking, damage or destruction, in accordance with all Legal Requirements, with such Alterations as may be determined by Tenant, together with any temporary repairs and property protection pending completion of the work.
     Taking. A taking of all or any part of the Property, or any interest therein or right accruing thereto, including, without limitation, any right of access thereto existing on the date of this Lease, as the result of or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain. The Taking shall be deemed to occur on the date on which the condemning authority takes possession.

     Taxes. All real estate taxes and special assessments levied against or imposed on the Property.
     Tenant’s Property. As defined in Section 29.1.
     Term. The initial term of this Lease as provided in Article 2, including without limitation extensions of the initial term pursuant to Section 2.2.
     Unavoidable Delays. Acts of God, casualties, war, civil commotion, embargo, riots, strikes, unavailability of materials (but not unavailability of funds) and any other events which are not within the reasonable control of the party in question to prevent, control or correct.
Article 2. DEMISE OF PROPERTY; TERM; EXTENSIONS OF TERM
     2.1 Landlord, for and in consideration of the rents hereinafter reserved and the covenants and agreements hereinafter contained on the part of Tenant to be paid, kept and performed, does hereby demise and lease to Tenant, and Tenant does hereby take and lease from Landlord, upon and subject to the terms and conditions of this Lease, the Property for an initial term of fifteen (15) years, commencing on the Commencement Date and ending on February 5, 2022.
     2.2 Tenant shall have the right, subject to the provisions hereinafter provided, to renew the Term for two (2) periods of five (5) years each (each, an “Extended Term”), such periods to commence at the expiration of the initial Term or the first Extended Term, as applicable. The Extended Terms shall be upon the same terms, covenants and conditions as provided in this Lease; provided, however, the annual Basic Rent for such Extended Terms shall be ninety-five percent (95%) of the Fair Rental Value anticipated to be in effect on the commencement of the applicable Extended Term.
     2.3 If Tenant is not in default under this Lease beyond any applicable grace period, Tenant may exercise each of its options to extend the Term of this Lease by giving written notice thereof to Landlord on or before the date occurring twelve (12) months prior to the expiration of the initial Term or preceding Extended Term, as the case may be. If Tenant fails to give such notice within the time permitted, Tenant shall have waived its right to extend the Term.
     2.4 The exercise of an extension option as herein provided shall operate as an extension of the Term hereof, so that this Lease and each and every covenant, agreement and provision thereof shall be and remain in full force and effect during the Term as extended and with the same force and effect as if the Term of this Lease were originally for such extended period.

Article 3. RENT
     3.1 Throughout the Term, Tenant covenants and agrees to pay to Landlord, without demand, setoff or abatement except as provided in this Lease, the Basic Rent at the per annum rates set forth in Section 3.2. The Basic Rent shall be payable in equal installments of one-twelfth (1/12th) of said annual Basic Rent in advance on the fifth day of each calendar month included in the Term, and at that rate payable in advance for any portion of a calendar month at the commencement or the end of the Term.
     3.2 Basic Rent shall be $11,869,011 per year. Commencing on February 5, 2019 and on each February 5th thereafter during the initial Term of this Lease, Basic Rent shall be increased by two and one-half percent (2.5%) of the Basic Rent then in effect.
     3.3 All Basic Rent shall be paid by Tenant to Landlord at the address of Landlord, or to such other address as Landlord may direct by notice to Tenant.
     3.4 It is the purpose and intent of Landlord and Tenant that Basic Rent shall be absolutely net to Landlord and that Tenant shall pay without notice or demand and without abatement, deduction or setoff, except as otherwise provided in this Lease.
Article 4. TAXES
     4.1 Subject to Section 4.2, Tenant shall pay, or cause to be paid, all Taxes on the Property before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof; provided, however, that:
     4.1.1 If, by law, any Tax may, at the option of the taxpayer or party obligated, be paid in installments, Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Tax) in installments and, in such event, subject to the provisions of subsection 4.1.2 hereof, shall pay only such installments as may become due during the Term as the same respectively become due in the ordinary course and before any fine, penalty, further interest or cost may be added thereto; and
     4.1.2 Any Tax due and payable, including any installments thereof, in the year of commencement or in the final year of the Term shall be prorated between Landlord and Tenant as of the commencement or the expiration of the Term, as the case may be.
     4.2 Upon termination of any Contest brought by Tenant pursuant to Article 23 with respect to the amount or validity of any Tax, or if Tenant shall so elect, at any time prior thereto, Tenant shall pay the amount of such Tax or part thereof as finally determined in such proceeding.
Article 5. REPAIRS AND MAINTENANCE
     5.1 Throughout the Term, Tenant, at its sole cost and expense, shall take good care of the Property, all appurtenances of the Property, all alleyways and passageways and all sidewalks, curbs and vaults adjoining the Property, and shall at all times keep the same in a good order and condition, ordinary wear excepted, and make all necessary repairs thereto, interior and exterior, structural and non-structural, ordinary and extraordinary and foreseen and unforeseen.

     5.2 The term “repairs” as used in this Article shall include, but not be limited to, all necessary or appropriate replacements. The necessity for and adequacy of the repairs to the Property made or required to be made pursuant to Section 5.1 shall be measured by the requirements of buildings of similar construction and age containing similar facilities which are prudently managed and operated with due regard for both short term and long term considerations.
     5.3 All repairs by Tenant shall be effected with all due diligence and in a workmanlike manner in compliance with all Legal Requirements and shall be promptly and fully paid for by Tenant.
Article 6. INSURANCE
     6.1 Tenant, at its expense, shall procure and maintain or cause to be procured and maintained during the Term:
     6.1.1 Insurance with respect to the Property against loss or damage by fire, lightning, windstorm, tornado, hail and such other casualty as is customarily covered by extended coverage and “all risk” endorsements and such other risks as Landlord may from time to time reasonably require, in each case in the full replacement value of the Property. The term “full replacement value” as used in this Section and in other Sections of this Article 6 shall mean 100% of the actual replacement cost including the cost of all debris removal, exclusive, however, of costs of excavations, foundations and footings below the lowest floor. Whenever appropriate, while any Alterations are in the course of being made, the aforesaid fire and extended coverage insurance shall be carried by Tenant in builder’s risk form written on a completed value basis. Such insurance shall name Landlord, Tenant and, if required by the First Mortgagee or Landlord, the First Mortgagee, as insureds, as their interest may appear;
     6.1.2 Commercial general public liability insurance against claims for bodily injury, death or property damage, occurring on, in or about the Property in a combined single limit of not less than Two Million Dollars ($2,000,000), naming Landlord and the First Mortgagee as additional insureds;
     6.1.3 If requested by Landlord at any time, boiler and pressure vessel and miscellaneous equipment insurance, including pressure pipes, air conditioning systems, electric motors, air tanks, compressors and pumps, in such amounts as Landlord may reasonably require;
     6.1.4 If the Property is at any time determined to be in a flood hazard area, flood insurance;

     6.1.5 During the entire period of making of any Alterations, (i) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned comprehensive general public liability insurance policy, and (ii) adequate Worker’s Compensation Insurance covering all persons employed on or in connection with such Alterations; and
     6.2 All insurance policies provided for in this Article 6 shall:
     6.2.1 be valid and enforceable policies, in such forms and, where not expressly provided for above, in such amounts, as may from time to time be reasonably satisfactory to Landlord and the First Mortgagee, issued by financially sound and responsible insurance companies authorized to do business in the jurisdiction where the Property is located, reasonably satisfactory to Landlord;
     6.2.2 except for worker’s compensation insurance, name Landlord, Tenant and, if required by the First Mortgage, the First Mortgagee as insured as their respective interests may appear;
     6.2.3 provide that such policies shall not be changed or cancelled without at least thirty (30) days’ prior written notice to Landlord;
     6.2.4 provide that losses shall be adjusted with the insurers and/or underwriters by the Landlord and Tenant; and
     6.2.5 provide that, except in the case of public liability and worker’s compensation insurance, all insurance proceeds shall be payable to Landlord and Tenant, as their respective interests may appear.
     6.3 On or before the Commencement Date, and thereafter prior to the expiration dates of the expiring policies theretofore furnished pursuant to this Article 6, copies of the policies (or, in the case of liability insurance, certificates of the insurers) shall be delivered by Tenant to Landlord.
     6.4 If Tenant is delayed in receiving any insurance proceeds as a result of Landlord’s unreasonable failure or refusal to approve an insurance adjustment, such delay shall be taken into account in determining whether Tenant has fulfilled its obligations under Article 9 hereof with reasonable diligence. All costs and expenses of collecting or recovering any insurance proceeds under such policies shall be paid by Tenant.
     6.6 Notwithstanding anything to the contrary in this Article 6, proceeds of any insurance carried by Tenant on Tenant’s Equipment or any other property of Tenant shall be payable directly to Tenant and Tenant shall have the exclusive right to adjust and settle losses with respect thereto.

     6.7 Notwithstanding anything to the contrary in this Article 6, Tenant shall maintain all insurance required by any First Mortgage and shall otherwise comply with the insurance requirements of any First Mortgage for so long as any such First Mortgage is outstanding.
Article 7. UTILITIES
     Tenant shall pay all charges for the use at the Property of, water, sewer, electricity, heating, air conditioning and all other utilities consumed during the Term.
Article 8. ALTERATIONS
     8.1 General. Tenant, at its sole cost and expense, shall have the right from time to time during the Term to perform Alterations, subject in all cases to the further provisions of this Article 8 and to all other applicable provisions of this Lease.
     8.2 Consent Required. Tenant shall not make any material Alteration to any Property Location without obtaining Landlord’s prior written consent which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right to perform Remodeling work without Landlord’s consent. Each Alteration which does not require Landlord’s consent pursuant to this Section 8.2 is hereinafter called a “permitted change or alteration”.
     8.3 Plans and Specifications, etc. Except for a permitted change or alteration, each Alteration shall be made under the supervision of an architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld; shall be made in accordance with detailed plans and specifications prepared by such architect or engineer; and shall be made pursuant to a contract therefor approved by Landlord between Tenant and a general contractor engaged by Tenant which incorporates such plans and specifications. Copies of all such plans and specifications shall be delivered by Tenant to Landlord, and shall be subject to Landlord’s prior approval.
     8.5 FF&E Reserve. Commencing on February 5, 2007 and on each scheduled Basic Rent payment date during the Term, Tenant shall deposit in a reserve account (the “FF&E Reserve”) with Landlord an amount equal to the lesser of (a) the product of (i) $7,333.33, and (ii) the number of Property Locations subject to this Lease, less any amounts expended by Tenant during the prior month for which it would have been entitled to withdraw funds from the FF&E Reserve, or (ii) such lesser amount as is necessary to cause the balance therein to equal the product of (x) $333,333.33, and (y) the number of Property Locations subject to this Lease. Provided that no Event of Default is then existing, Landlord shall reimburse Tenant from amounts available in the FF&E Reserve for any for any and all expenses incurred by Tenant for acquisitions, repairs to or replacements of furniture, fixtures and equipment, including fitness and similar equipment used by Tenant in the operation of its business in the Property; provided that Landlord shall not be required to reimburse Tenant more than one time during any calendar month. Upon Landlord’s request, Tenant shall provide Landlord with reasonable substantiation for any expenses reimbursed from the FF&E Reserve. Landlord shall maintain the FF&E Reserve in a separate interest bearing account in Landlord’s name. Tenant acknowledges that Landlord will collaterally assign the FF&E Reserve to the First Mortgagee as additional security for the First Mortgage. Provided that no Event of Default is then existing, Landlord shall return any funds remaining in the FF&E Reserve upon the expiration or termination of this Lease.

     8.6 Compliance with First Mortgage. No Alteration shall be made unless Tenant complies in all respects with the terms of any First Mortgage.
     8.7 Other Requirements. No Alteration shall be made except in compliance with, and Tenant hereby covenants that it will comply with, each of the following provisions:
     8.7.1 All Alteration shall be made with reasonable diligence and dispatch (subject to Unavoidable Delays) in a first class manner and with first class materials and workmanship.
     8.7.2 Before any Alteration has begun, Tenant shall procure, at its expense, all necessary licenses, permits, approvals and authorizations from all Governmental Authorities for such Alteration and shall, on demand, deliver photocopies thereof to Landlord. Upon Tenant’s request, Landlord shall join in the application for such licenses, permits, approvals and authorizations whenever such action is necessary, and Tenant covenants that Landlord will not suffer, sustain or incur any cost, expense or liability by reason thereof.
     8.7.3 All Alteration shall be made and completed in accordance with all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities (including Environmental Laws) affecting either Borrower or any of the Property Locations or any portion of or the construction, ownership, use, alteration or operation of, or any portion of any Property (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto and insurance requirements under this Lease.
     8.7.4 No Alteration shall create any encroachment upon any street, easement, setback line or open yard requirement or upon any adjacent premises.
     8.7.5 To the extent that any Alteration materially alters the footprint of any of the Improvements, Tenant shall, on written demand, promptly deliver to Landlord and the First Mortgagee a copy of a final survey of the Property, certified to Landlord and the First Mortgagee, showing the completed Alteration.
     8.7.6 No Alteration shall be made which would in the opinion of the Landlord render title to the Property or any part thereof unmarketable.
     8.7.7 No Alteration shall be performed which would tie in or connect any building or structure on the Property with any other building or structure located outside the boundary lines of the Property without the prior written consent of Landlord.

     8.7.8 All Alteration shall be performed in compliance with any and all restrictive or protective covenants affecting the Property.
     8.7.9 All expenses of Landlord in respect of the First Mortgage incurred by reason of the Alteration in question shall be reimbursed by Tenant upon demand.
     8.8 No Request or Consent by Landlord. Nothing contained in this Lease shall constitute any consent or request by Landlord, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof.
     8.9 Notice of Non-Responsibility. Before any Alteration has begun, Landlord shall have the right to post and maintain on the Property and to record in the County Recorder’s office in the County in which the Property is located any notices of non-responsibility provided for under applicable law.
Article 9. DAMAGE TO OR DESTRUCTION OF THE IMPROVEMENTS
     9.1 In case of any damage to or destruction of the Property or any part thereof, Tenant shall give prompt notice thereof to Landlord, and, unless this Lease is amended pursuant to Section 9.4, Tenant shall with reasonable diligence (subject to Unavoidable Delays), commence and complete Restoration, all in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld. The replacement building(s) to be constructed shall have an area which is not less than the area of the Improvements being replaced, and shall be of a quality not less than the quality of the Improvements, as the same existed immediately prior to such damage or destruction.
     9.2 Insurance proceeds received by Landlord in accordance with Section 6.2.5 on account of any damage to or destruction of the Property or any part thereof (less the costs, fees and expenses incurred by Tenant in the collection thereof, which shall be paid out of such proceeds) shall be paid to Tenant as Restoration progresses, to pay for the cost of Restoration, upon written request of Tenant accompanied by evidence satisfactory to Landlord that an amount equal to the amount requested is then due and payable or has been paid and is properly a part of such cost and that the net insurance proceeds not yet advanced will be sufficient for the completion of the Restoration. Upon receipt by Landlord of evidence satisfactory to them that Restoration has been completed and the cost thereof paid in full, and that there are no mechanic’s or similar liens for labor or materials supplied in connection therewith, the balance, if any, of such insurance proceeds (and any amount so made available by Landlord) shall be paid to Landlord, without reduction in the Basic Rent. Upon the expiration or sooner termination of this Lease, any insurance proceeds not theretofore applied to the cost of Restoration shall be paid to Landlord.

     9.3 Except as provided in Section 9.4, no destruction of or damage to the Property, or any part thereof, whether such damage or destruction be partial or total or otherwise, shall entitle or permit Tenant to surrender or terminate this Lease or shall relieve Tenant from its liability to pay in full the Basic Rent and other sums and charges payable by Tenant hereunder, or from any of its other obligations under this Lease, and Tenant hereby waives any rights now or hereafter conferred upon it by statute or otherwise to surrender this Lease or quit or surrender the Property or any part thereof, or to receive any suspension, diminution, abatement or reduction of the Basic Rent or other sums and charges payable by Tenant hereunder on account of any such destruction or damage. Notwithstanding the foregoing, Basic Rent shall abate to the extent of business interruption or rent loss proceeds actually received by Landlord on account of the Casualty.
     9.4 In case of any damage to or destruction of any Property Location which occurs during the last two (2) years of the Term in respect of which the cost of Restoration is reasonably estimated to exceed forty percent (40%) of the replacement cost of any Property Location and/or for which substantial completion of Restoration cannot occur until more than six (6) months following such damage or destruction, as such cost of Restoration and/or date of substantial completion is estimated in good faith by a reputable general contractor promptly selected by Tenant and approved by Landlord, which approval may not be unreasonably withheld or delayed, Tenant may cause this Lease to be amended to remove such Property Location from the terms of this Lease by giving written notice thereof to Landlord within forty-five (45) days after the date of such damage or destruction. Such amendment shall be effective on the date such notice is given. In case of any such amendment, Basic Rent shall be proportionately reduced based upon the number of Property Locations prior to such amendment and Tenant shall not have any obligation to repair or restore the Property Location, provided however Landlord shall receive insurance proceeds attributable to the Improvements at such Property Location, including any Alterations.
Article 10. CONDEMNATION
     10.1 In the event of a Taking of the whole or substantially all of any Property Location, this Lease shall be amended on the date of such Taking to release the Property Location from this Lease, and the Basic Rent and all other sums and charges required to be paid by Tenant hereunder with respect to such Property Location shall be apportioned and paid to the date of such Taking. In the event of any such Taking and notwithstanding the amendment of this Lease, Landlord and Tenant shall together make one claim for an award for their combined interests in the Property Location and, subject to the requirements of the First Mortgage, the net award received (after deduction of reasonable fees and expenses of collection, including, but not limited to, reasonable attorneys’ and experts’ fees) shall be paid as follows and in the following order:
     10.1.1 Tenant shall be entitled to the portion of the award made for the value of its leasehold estate computed as though this Lease had not been amended, for Tenant’s Property, and for moving expenses; and
     10.1.2 Landlord shall receive the balance of the award.

     10.2 In the event of a Taking of less than substantially all of a Property Location, this Lease shall continue in full force and effect with respect to such Property Location, and Tenant shall give prompt notice thereof to Landlord and Tenant shall proceed with reasonable diligence (subject to Unavoidable Delays) to commence and complete Restoration, except to the extent made impossible by any reduction in area caused by such Taking. All awards payable as a result of any Taking shall be distributed as follows and in the following order, provided that there shall first be deducted therefrom all reasonable fees and expenses of collection, including, but not limited to, reasonable attorneys’ and experts’ fees:
     10.2.1 Landlord shall distribute the proceeds of such award to Tenant for the purpose of Restoration in the manner provided in Section 9.2, and subject to the terms and conditions of such Section; and
     10.2.2 The balance of the award, if any, shall be paid to Landlord.
The Annual Rent shall be reduced by a fair and equitable amount taking into account the proportion by which the fair rental value of a Property Location has been reduced by the Taking (if at all).
     10.3 As used herein, a Taking of “substantially all of a Property Location” shall mean a Taking of such portion of the Property Location as renders it uneconomical or infeasible to operate the Property Location for the purpose for which the Property Location was operated prior to such Taking. Any dispute between the parties as to whether any particular Taking constitutes a Taking of all or substantially all, or a Taking of less than substantially all, of a Property Location shall be determined by arbitration in accordance with the rules of the American Arbitration Association as then in effect and any determination therein shall be final and binding on Landlord and Tenant.
Article 11. DISCHARGE OF LIENS
     Neither Landlord nor Tenant shall create, liens or notices of claims of liens of mechanics and materialmen for work or materials contracted to be supplied to the Property by Landlord or Tenant, respectively, subject to contest by Tenant in accordance with Article 23.
Article 12. USE OF PROPERTY
     12.1 The Property is to be used and occupied by Tenant solely for the operation of a health club facility and related and ancillary purposes or such other purposes as may be approved by Landlord and First Mortgagee, if any, which approval shall not be unreasonably withheld or delayed.
     12.2 Tenant shall not suffer any act to be done or any condition to exist on the Property or any part thereof which may, in law, constitute a nuisance, public or private.
     12.3 Tenant shall not permit any Environmental Activity on, about or under the Property other than the use, storage and disposal of the minimum quantities of Hazardous Materials in the ordinary course of business at the Property and in compliance with all Environmental Laws. Tenant shall promptly, properly and completely remediate the effect of any Environmental Activity in violation of this Section 12.3. Tenant will notify Landlord immediately upon Tenant becoming aware of (i) any actual, suspected or threatened violation of Environmental Laws with respect to the Property or with respect to any property in the vicinity of the Property, and (ii) any Environmental Activity with respect to the Property or with respect to any property in the vicinity of the Property. Tenant promptly will deliver to Landlord copies of all documents delivered to or received by Tenant regarding the matters set forth in this subsection, including notices of any legal proceedings or investigations concerning any Environmental Activity or concerning Landlord’s or Tenant’s status as potentially responsible party (as defined in the Environmental Laws). Tenant’s notification to Landlord in accordance with the provisions of this Section will not be deemed to excuse any default under this Lease resulting from the Environmental Activity or the violation of Environmental Laws that is the subject of the notice. Notwithstanding anything in this Section 12.3 to the contrary, Tenant shall not have any liability for any environmental condition predating this Lease.
Article 13. ENTRY ON PROPERTY BY LANDLORD
     Upon reasonable prior written notice (except in the case of an emergency), Tenant shall permit Landlord and its contractors, consultants, representatives and designees to enter the Property at all reasonable times for the purpose of (a) inspecting and testing the same, (b) exercising its rights pursuant and subject to Article 21, and (c) showing the same to prospective purchasers, mortgagees and tenants (during the last six (6) months of the Term only with respect to prospective tenants).
Article 14. WAIVER AND INDEMNIFICATION
     14.1 Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby release one another and their respective partners, officers and employees from any and all liability (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage coverable by the insurance described in Subsections 6.1.1, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.
     14.2 Landlord shall not be responsible or liable to Tenant for any loss or damage to Tenant’s Property arising from (a) the acts or omissions of persons other than Landlord occupying premises adjacent to the Property, or transacting any business in the area of the Property, or (b) burst, stopped or leaking water, gas or sewer pipes or any failure of, or defect in, any electric line, circuit or facility, or (c) any condition of the Property.
     14.3 Each party hereto shall defend, indemnify and hold the other harmless from and against all liabilities, obligations, claims, demands, costs, charges, judgments and expenses, including, but not limited to, reasonable attorneys’ fees, which may be imposed upon or incurred or paid by or asserted against such other party to the extent arising by reason of or in connection with any negligent or tortuous act on the part of such party or any of its agents, contractors, servants, employees, licensees or invitees and accruing or occurring during the Term of this Lease.

     14.4 Without limitation to Tenant’s obligations under Section 14.3, Tenant shall defend with counsel approved by Landlord (which approval will not be unreasonably withheld), indemnify and save Landlord harmless from and against all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments and expenses, including, but not limited to, reasonable architects’ and attorneys’ fees, which may be imposed upon or incurred or paid by or asserted against Landlord, the Property or any interest therein by reason of or in connection with any of the following accruing or occurring during the Term of this Lease:
     14.4.1 Any Alterations and anything done in, on or about the Property or any part thereof in connection therewith;
     14.4.2 The use, non-use, possession, occupation, condition, operation, maintenance or management of the Property;
     14.4.3 Any negligent or tortious act on the part of Tenant or any of its agents, contractors, servants, employees, licensees or invitees;
     14.4.4 Any accident, injury, death or damage to any person or property occurring in or on the Property during the Term; and
     14.4.5 Any Environmental Activity occurring during the Term on, about, to or from the Property or any part thereof.
Nothing contained in this Section 14.4 shall be deemed to require Tenant to indemnify Landlord with respect to any tortious act or omission of Landlord or its officers, employees, agents or contractors, or to any extent prohibited by law.
     14.5 The provisions of this Article 14 shall survive the expiration or sooner termination of this Lease and the purchase of the Property pursuant to the First Offer Right.
Article 15. ASSIGNMENT
     15.1 Tenant’s interest in this Lease or the Property, or any part thereof, may not be assigned, sublet or otherwise transferred without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein to the contrary, Tenant may, without the necessity of the consent of Landlord, at any time assign or otherwise transfer this Lease or any portion thereof to any parent, subsidiary or affiliate corporation or entity of Tenant; any corporation resulting from the consolidation or merger of Tenant into or with any other entity; or any person, firm, entity or corporation acquiring a majority of Tenant’s issued and outstanding capital stock or all or substantially all of Tenant’s assets or of the business conducted at the Premises. As used herein, the expression “affiliate corporation or entity” means a person or business entity, corporate or otherwise, that directly or indirectly through one or more intermediaries, controls or is controlled by or is under control with Tenant. The word “control” means the right and power, direct or indirect, to direct or cause the direction of the management and policies of a business entity, corporation or otherwise.

     15.2 No consent by Landlord pursuant to this Article 15 shall waive the requirement to obtain consent in any subsequent instance. If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder which may arise on or after the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.
     15.3 Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right in its discretion to enter into, amend, terminate or modify from time to time subleases or licenses with respect to thirty-five percent (35%) of the total usable square footage of each of the Property Locations on terms acceptable to Tenant in its sole discretion. Each such sublease or license shall be subject and subordinate to the provisions of this Lease. As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases and licenses now in existence or hereafter entered into for any or all of the Property, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Property, provided, however, that Landlord shall have the absolute right at any time while an uncured Event of Default exists upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same.
     15.4 Tenant is hereby given the right by Landlord to mortgage its leasehold estate created under this Lease, under one or more leasehold mortgage(s) upon the conditions that (a) all rights acquired under such leasehold mortgage(s) shall be subject and subordinate to each and all of the covenants, conditions and restrictions set forth in this Lease and to all rights and interests of the Landlord in and to the Property and this Lease, none of which covenants, conditions, restrictions, rights or interests is or shall be waived by Landlord by reason of the right given to Tenant in this Section 15.4 to mortgage Tenant’s leasehold estate created under this Lease, and (b) such leasehold mortgagees execute and deliver to Landlord and any Lender a subordination, non-disturbance and attornment agreement, and any other documents, instruments or agreements reasonably requested by Landlord to evidence such subordination and such other matters as Landlord may reasonably request in connection therewith. Tenant’s rights under this Section 15.4 are subject to the terms and conditions of the First Mortgage.
     15.5 Landlord agrees to accept timely performance by a leasehold mortgagee of Tenant’s obligations under this Lease. In the event of any act or omission by Tenant which would give Landlord the right to damages from Tenant or the right to terminate this Lease pursuant to Article 17, Landlord will not sue for such damages nor exercise any such right to terminate until (i) it shall have given written notice of the act or omission to Tenant and to the leasehold mortgagee, if the name and address of such leasehold mortgagee has been furnished to Landlord, and (ii) leasehold mortgagee shall have the right to cure any default by Tenant for the same period after receiving notice of such default from Landlord as Tenant has, plus thirty (30)

additional days. In order to exercise this right to cure any default by Tenant, the leasehold mortgagee, its agents or employees, will be entitled to enter upon the Property and take whatever action may be necessary to remedy the act or omission. Landlord shall accept a cure performed within such period by any leasehold mortgagee as though the cure had been done or performed within a timely fashion by Tenant.
Article 16. ESTOPPEL CERTIFICATES
     Each party hereto agrees from time to time, upon not less than ten (10) days’ prior notice from the other, to execute, acknowledge and deliver, without charge, to the other or its designee, a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof), the dates to which the Basic Rent and other sums and charges payable hereunder have been paid, the amount of the Basic Rent, that to its actual knowledge there are no claims against the other hereunder (or if there are any such claims, specifying the same), that to its actual knowledge the other party is not in default and there exists no circumstance which with the giving of notice or lapse of time, or both, would constitute a default (or if such party is aware of any such default or circumstance specifying the same), and such other matters as Landlord, Tenant or the First Mortgagee shall reasonably request.
Article 17. EVENTS OF DEFAULT; TERMINATION
     17.1 If any one or more of the following events (“Events of Default”) shall happen, then and in any such event, Landlord may give notice to Tenant specifying such Event or Events of Default and stating that this Lease and the Term shall expire and terminate on the date specified in such notice, and on such date, unless such specified Event or Events of Default shall have been cured, this Lease shall terminate and Tenant shall remain liable as hereinafter provided:
     17.1.1 Tenant defaults in the payment of any Basic Rent payable under this Lease and Tenant does not cure such default within ten (10) days after written notice thereof by Landlord to Tenant; or
     17.1.2 Tenant shall fail duly to observe or perform any of the other terms, conditions, covenants or agreements required to be observed or performed by it under this Lease and such failure shall continue for a period of thirty (30) calendar days following written notice of such failure by Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within such period of thirty (30) days, the Tenant fails to proceed with due diligence within such period of thirty (30) days to commence to cure the same and thereafter to prosecute the curing of such default with due diligence, or fails to complete such cure within one hundred eighty (180) days after such notice from Landlord.
     17.2 If this Lease shall have been terminated pursuant to Section 17.1, Landlord may enter upon and repossess the Property (said repossession being hereinafter referred to as “Repossession”) by summary proceedings or ejectment, and may remove Tenant and all other persons therefrom.

     17.3 From time to time after the Repossession of the Property, Landlord may relet the Property for the account of Tenant (unless Landlord has elected to collect liquidated damages pursuant to Section 17.5 below) in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such terms and for such uses as Landlord may in its reasonable business judgment determine, and may collect and receive the rent therefor. Landlord shall not be responsible or liable for any failure to collect any rent due upon any such reletting. Landlord shall act reasonably to mitigate damages.
     17.4 No termination of this Lease pursuant to Section 17.1 and no Repossession of the Property pursuant to Section 17.2 or otherwise shall relieve Tenant of its obligation to pay Basic Rent or any of its other obligations under this Lease, all of which shall survive any such termination or Repossession.
     17.5 In the event of any such termination or Repossession, whether or not the property shall have been relet, Tenant shall pay to Landlord the Basic Rent and other sums and charges to be paid by Tenant up to the time of such termination or Repossession, and thereafter Tenant, until the end of what would have been the Term in the absence of such termination or Repossession, shall pay to Landlord, as and for liquidated and agreed current damages for Tenant’s default, the equivalent of the amount of the Basic Rent and such other sums and charges which would be payable under this Lease by Tenant if this Lease were still in effect, less the net proceeds if any, of any reletting effected pursuant to the provisions of Section 17.3, after deducting all of Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses legal expenses, attorneys’ fees, and reasonable, market expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Basic Rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover the same from Tenant on each such day. At any time after such termination or Repossession, whether or not Landlord shall have collected any current damages as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default, an amount equal to the then present value of the excess of the Basic Rent reserved under this Lease from the day of such termination or Repossession for what would be the then unexpired Term if the same had remained in effect, over the then Fair Rental Value for the same period, discounted at a rate equal to one percent (1.0%) plus the discount rate at the time of liquidation of the Federal Reserve Bank for the district in which the Property is located.
     17.6 No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.

     17.7 Tenant may exercise and continue to exercise all of its rights under this Lease upon the occurrence and during the continuance of any default or Event of Default under this Lease up to the point of termination of this Lease and actual Repossession, as defined in Section 17.2, including, but not limited to, the First Offer Right.
Article 18. SURRENDER OF THE PROPERTY
     18.1 In the event Tenant does not exercise and fulfill the requirements of the First Offer Right, upon the expiration or sooner termination of this Lease, Tenant shall quit and surrender the Property, in the condition required to be maintained in accordance with this Lease, to Landlord without any payment therefor by Landlord without delay, free and clear of all lettings and occupancies. Upon such expiration or termination of this Lease, any Tenant’s Property owned by Tenant which shall remain on the Property after the expiration or termination of this Lease may, at the option of Landlord, be deemed to have been abandoned, and may either be retained by Landlord as its property or be disposed at Tenant’s expense or without accountability, as Landlord may see fit, provided that if Landlord shall store or warehouse any such property for any period of time Tenant shall reimburse Landlord for all expenses incurred in connection therewith, which obligation shall survive any such expiration or termination of this Lease.
     18.2 In connection with the surrender of the Property pursuant to Section 18.1, Tenant shall be entitled to remove on or before the expiration or sooner termination of this Lease, its Tenant’s Property and shall leave in place all Alterations.
     18.3 The provisions of this Article 18 shall survive the expiration or sooner termination of this Lease.
Article 19. NO MERGER OF TITLE
     There shall be no merger of Tenant’s interest in this Lease nor of the leasehold estate created by this Lease with the fee estate in the Property or any part thereof by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (a) Tenant’s interest in this Lease or the leasehold estate created by this Lease or any interest therein and (b) the fee estate in the Property or any part thereof or any interest therein, and no such merger shall occur unless and until all persons, if any, then having an interest in, which interest shall have been voluntarily created by the holders of, the ownership interests described in (a) and (b) above, shall join in a written instrument effecting such merger and shall duly record the same.
Article 20. QUIET ENJOYMENT
     Landlord covenants that Tenant, upon paying the Basic Rent and all other sums and charges herein provided for and observing and keeping all covenants, agreements and conditions of this Lease on its part to be observed and kept, shall quietly have and enjoy the Property during the Term without disturbance by anyone claiming by, through or under Landlord subject, however, to the exceptions, reservations, and conditions of this Lease.

Article 21. PERFORMANCE FOR TENANT
     21.1 If Tenant shall at any time fail to make any payment or perform any act on its part to be made or performed hereunder, then Landlord, after thirty (30) days’ (or such longer period as may be reasonably necessary to cure the same) notice to Tenant, except when other notice is expressly provided for in this Lease, and without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, may (but shall be under no obligation to) make such payment or perform such act, and may enter upon the Property for any such purpose, and take all such action thereon as may be necessary therefor. Notwithstanding anything to the contrary contained in this Lease, in the event Tenant fails to maintain insurance required pursuant to Article 6 of this Lease, Landlord shall have the right to obtain such insurance on behalf of Tenant and Tenant shall reimburse Landlord within five (5) days of receipt of notice of the procurement of such insurance.
     21.2 All sums so paid by Landlord and all reasonable out of pocket costs and expenses incurred by Landlord in connection with the performance of any such act, together with interest thereon at a rate equal to the lesser of (a) ten percent (10%) per annum and (b) the maximum rate permitted by law, from the respective dates of Landlord’s making of each such payment or incurring of each such cost and expense, and reasonable attorney fees incurred by Landlord in connection therewith or in enforcing its rights hereunder, shall be paid by Tenant to Landlord on demand as additional rent hereunder.
     21.3 The provisions of this Article 21 shall survive the expiration or sooner termination of this Lease.
Article 22. NOTICES
     All notices, requests, demands, consents, approvals, and other communications which may or are required to be served or given hereunder (for the purposes of this Article collectively called “Notices”) shall be in writing and shall be delivered personally, or sent by nationally recognized overnight delivery service, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to receive such Notice at its address first above set forth. Either party may, by Notice given as aforesaid, change its address for all subsequent Notices, except that neither party may require Notices to it to be sent to more than two addresses. Mailed Notices shall be deemed given when mailed in the manner aforesaid, provided that in the case of a notice of default to Tenant the same shall be deemed given only upon actual receipt by Tenant. So long as a First Mortgagee exists, both parties shall provide First Mortgagee with copies of any notices delivered to the other with respect to requests for consent or approval or notices alleging default under this Lease.
Article 23. CONTESTS
     23.1 After written notice to Landlord, Tenant may at its expense contest, by appropriate proceedings conducted in good faith and with due diligence (all such proceedings together with appeals therefrom being hereinafter referred to as “Contests”) the amount, validity or application, in whole or in part, of any Tax, mechanics’ lien, encumbrance, charge or any other adverse claim for which Tenant is responsible under this Lease (hereinafter collectively “claims”) provided that:

     23.1.1 In the case of an unpaid claim, such Contest shall operate to suspend the collection of the same from Landlord and Tenant therein; and
     23.1.2 Neither the Property nor any part thereof nor any interest therein shall be, in the reasonable opinion of Landlord, in imminent danger of being forfeited or lost.
     23.2 During the period Tenant carries forward any such Contest in good faith, Tenant shall be relieved from its obligations herein contained to pay the claims, or to clear the liens with respect to which such contest is conducted. If and to the extent Tenant shall not prevail in any such Contest, Tenant shall immediately pay and discharge the claim in question to such extent.
     23.3 All such Contests may be brought by Tenant in the name of Tenant or, if reasonably necessary, in the name of Landlord or Tenant and Landlord, as may be appropriate. Each party agrees to cooperate with the other in such Contests, short of the payment of money with respect thereto, except where this Lease otherwise requires payment. Each party will endorse such pleadings, checks and other documents as will be appropriate to carry out the purposes of this Section 23.3.
Article 24. NO WARRANTIES/“AS IS”
     LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE PROPERTY “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR PURPOSE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, OR AS TO VALUE, LOCATION, USE, CONDITION, QUALITY, DESCRIPTION, OR DURABILITY OF OPERATION. THE PROVISIONS OF THIS SECTION 24 HAVE BEEN NEGOTIATED, AND THE FOREGOING PROVISIONS ARE INTENDED TO BE A COMPLETE PRECLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PROPERTY, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.
Article 25. INTENTIONALLY OMITTED
Article 26. SUBORDINATION AND NON-DISTURBANCE
     Tenant agrees that, upon the request of Landlord made in writing, Tenant will subordinate this Lease to any First Mortgage and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that the First Mortgagee shall enter into a binding agreement (the “Non-Disturbance Agreement”) with Tenant providing that for so long as Tenant is not in default hereunder beyond any applicable notice and cure period, Tenant shall not be disturbed in its possession of the Property or its rights hereunder terminated or impaired by the First Mortgagee, purchaser at foreclosure or other such party and that this Lease shall continue in full force and effect following any foreclosure thereof or any deed given in lieu thereof, except that this Lease may nonetheless be terminated pursuant to the provisions of this Lease providing for such termination, including without limitation pursuant to Article 17. In the event the First Mortgagee or other purchaser at foreclosure sale succeeds to the interest of Landlord under this Lease, Tenant will automatically become the tenant of and shall be deemed to have attorned to such successor in interest as Landlord under this Lease without change in the terms or provisions of this Lease, provided, however, that such successor in interest shall not be bound by any amendment or modification of this Lease made after Tenant enters into the Non-Disturbance Agreement without the written consent of such First Mortgagee or such successor in interest. Upon written request by such successor in interest, Tenant and such successor shall execute and deliver an instrument or instruments whereby Tenant confirms the attornment herein provided for and in which such successor shall acknowledge its obligations and responsibilities to Tenant under the Lease and, with respect thereto, shall recognize this Lease and the tenancy hereunder of Tenant.
Article 27. FIRST OFFER RIGHT
     27.1 Landlord shall not (a) sell, transfer, assign or otherwise dispose of any partial interest in the Property or any part thereof to an unrelated third party, or (b) sell, transfer, assign or otherwise dispose of its interest in the Property to an unrelated third party until at least fifteen (15) days after it has given Tenant written notice (the “Landlord’s Notice”) as herein provided of its intention to dispose of the Property. The Landlord’s Notice shall describe in reasonable detail Landlord’s determination of the fair market value of the Property at which Landlord intends to sell the Property (including, if the proposed consideration for such disposition is property other than cash, the Fair Market Value of such property, in Landlord’s opinion, as of the date of the notice), and the other terms of such proposed disposition. Tenant shall have and is hereby granted the first right and option (“First Offer Right”) to purchase the Property in the manner, at the price and on the terms provided in the Landlord’s Notice. During the Term of this Lease and except as required by the terms of the First Mortgage, Landlord shall not transfer, sell or convey all or any portion of any Property Location independently from the other Property Locations.
     27.2 The First Offer Right may be exercised by Tenant by giving notice to Landlord at any time within ten (10) days after receipt of the Landlord’s Notice.
     27.3 The purchase price for the Property pursuant to exercise of the First Offer Right shall be the price stated in the Landlord’s Notice as the price at which Landlord proposes to sell, transfer or assign the Property; provided that (a) if all or any part of the proposed consideration for said sale, transfer or assignment is property other than cash, such portion of the purchase price to be paid by Tenant shall be based on the Fair Market Value of said property as of the date of the Notice to be determined by appraisal in accordance with Article 28 below, and (b) if the Property is being disposed of together with other land or property, then Tenant may elect to have the consideration payable by it for the Property equal the Fair Market Value of such interest as of the date of the Landlord’s Notice to be determined by appraisal in accordance with the procedure provided in Article 28 below.

     27.4 Contemporaneously with giving the Landlord’s Notice, Landlord shall provide a title insurance commitment for the Property with a then-current effective date. If such commitment reflects any matter materially and adversely affecting title to the Property in addition to the Permitted Exceptions (other than this Lease, a First Mortgage, and any encumbrances created on or after the date hereof by Tenant or those claiming by, through or under Tenant or with Tenant’s consent), then Tenant may give Landlord written notice of such matter. If Tenant gives Landlord such notice, Landlord use reasonable efforts to cause such matter to be removed and corrected of record within said ten (10) days of receipt of Tenant’s notice. If Landlord fails to do so within said thirty (30) days, Tenant may at its option (a) attempt to cause such encumbrances to be removed, (b) proceed to close, or (c) terminate the agreement formed by exercise of the First Offer Right by giving written notice thereof to Landlord, without such termination releasing Landlord from liability for damages hereunder. If Tenant elects alternative (a) above, closing shall be postponed until the encumbrances in question are removed and, if Tenant is unable within a further period of ten (10) days to cause such encumbrances to be removed, Tenant may then elect either alternative (b) or (c) above. All costs and expenses incurred by Tenant in causing or attempting to cause such encumbrances to be removed, including reasonable attorneys fees, shall be payable by Landlord.
     27.5 Subject to postponement pursuant to Section 27.4, Landlord shall convey the Property to Tenant on the first business day occurring thirty (30) days after the date Tenant exercises the First Offer Right at Landlord’s main offices. The deed shall be in the usual, proper limited warranty form for recording and registration, subject only to Permitted Exceptions and the other matters permitted pursuant to Section 27.4, and shall be accompanied by all documents necessary to allow the deed to be recorded. Landlord shall pay any state deed tax or revenue stamps or other transfer tax. Landlord shall pay any prepayment penalty or provision payable under the First Mortgage if the First Mortgage is satisfied in connection with the closing. Tenant shall pay any assumption fee payable under the First Mortgage in connection with such closing if Tenant assumes the First Mortgage. The purchase price (less the unpaid principal balance of the First Mortgage if assumed (subject to the terms thereof) by Tenant at the closing) shall be payable by wire transfer or other readily available funds. This Lease and all of the terms and provisions hereof shall remain in full force and effect until the purchase has closed, except as otherwise provided herein. Notwithstanding anything to the contrary in this Article 27, to the extent Tenant (subject to the terms of the First Mortgage) does not assume the First Mortgage, Landlord shall discharge the First Mortgage and all documents and agreements associated therewith at the closing.
     27.6 If Tenant fails to exercise the First Offer Right within the ten (10) day period provided in Section 27.2, Landlord shall be free to sell the Property free from the First Offer Right but subject to this Lease on the same price and terms provided in the Landlord’s Notice for a period of one hundred eighty (180) days following the expiration of such ten (10) day period. If Landlord does not close upon the transfer of the Property within such one hundred eighty (180) day period on substantially the same terms as those provided in the Landlord’s Notice, then the First Offer Right shall revive and Landlord shall be obligated to re-offer the Property to

Tenant in accordance with Section 27.1 prior to any sale, transfer or disposition of the same. As used in this Section 27.6, “substantially the same” terms shall mean that the purchase price pursuant to which Landlord proposes to sell the Property is not less than ninety-five percent (95%) of that provided in the Landlord’s Notice, adjusted for any difference in treatment of closing costs, and the terms are otherwise the same terms as provided in the Landlord’s Notice, provided that the provision of representations, warranties or other comfort to a third party purchaser, to the extent they relate to matters which such third party purchaser, not like Tenant having been in possession of and having knowledge of the Property, may require, shall not cause such transaction not to be on the same terms. Tenant shall, within five (5) days after Landlord’s request therefore, deliver an instrument in form reasonably satisfactory to Landlord confirming the provisions of this Section 27.6, but no such instrument shall be necessary to make the provisions hereof effective.
     27.7 If Tenant does not timely exercise its First Offer Right and the Property is transferred to a third party, Tenant will attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer.
     27.8 Notwithstanding anything to the contrary contained herein, the provisions of this Article 27 shall not apply to or prohibit the following:
     27.8.1 The giving or granting of the First Mortgage;
     27.8.2 Any sale of the Property pursuant to a private power of sale under or judicial foreclosure of the First Mortgage;
     27.8.3 Any transfer of Landlord’s interest in the Property to First Mortgagee in lieu of foreclosure of the First Mortgage; or
     27.8.4 Any Taking.
     27.9 If any payment of Basic Rent or any other sums payable by Tenant under this Lease remain outstanding on the closing date of a sale to Tenant, then Landlord may add to the purchase price for the Property the amount of such additional obligations. Any prepaid obligations paid to Landlord shall be prorated as of the closing date, and the prorated unapplied balance shall be deducted from the purchase price due to Landlord.
     27.10 The First Offer Right herein granted to Tenant is a continuing right of first offer and shall apply as often as any then holder of any part of the Landlord’s interest hereunder (including, but not limited to, any such holder who or which shall have acquired its interest in a disposition to which the First Offer Right applied but was not exercised) shall make or propose to make a sale, transfer, conveyance or other disposition of all or any part of the Property or any interest therein during the Term of this Lease.
     27.11 The provisions of this Article 27 shall apply to any sale, transfer, assignment or other disposition of any membership or other interest in Landlord which result in a change of control (as defined in Section 15.1) of Landlord in the same manner as to a transfer of title to the Property.

Article 28. APPRAISAL
     28.1 Whenever Fair Market Value or Fair Rental Value is to be determined by appraisal in accordance with this Lease, the parties shall proceed as follows:
     28.1.1 Landlord and Tenant shall make good faith efforts to reach agreement as to the Fair Market Value or Fair Rental Value, as the case may be, within the thirty (30) days following the date of the event which gave rise to the need for such determination. Authorized representatives of Landlord and Tenant shall meet at least once during that period. If they reach agreement as to the Fair Market Value or Fair Rental Value, as the case may be, they shall put the same in writing and it shall then be binding on both parties for the purposes for which determined.
     28.1.2 If Landlord and Tenant do not reach agreement as to the Fair Rental Value or Fair Market Value, as the case may be, within the time permitted in Section 28.1.1 above, each party will choose a person with at least ten (10) years experience as a real estate appraiser appraising similar properties who shall be a member in good standing of the American Institute of Real Estate Appraisers (or successor organization or, if no such organization exists, then persons of similar professional qualifications) and given notice of the name and address of such person to the other within thirty (30) days after the period for reaching agreement in subparagraph (a) has expired. Those two persons shall within fifteen (15) days select a third appraiser who has the minimum qualifications set forth above for the first two appraisers. If either party does not designate an appraiser within the prescribed thirty (30) day period, or if the two appraisers do not select a third appraiser within the prescribed fifteen (15) day period, the second or third appraiser, or both, as the case may be, shall be appointed by the president of the chapter of the American Institute of Real Estate Appraiser in a county where one of the Property Locations is located (or successor organization, or, if no such organization exists, any judge of a court of general jurisdiction in such county). The three persons (the “Experts”) shall, after initially consulting each other, make a determination of the Fair Rental Value or Fair Market Value, as the case may be, as expeditiously as possible thereafter and in any event within thirty (30) days after the selection of the third Expert. The determination of the experts shall be made as follows:
28.1.2.1 Each Expert will independently determine the Fair Rental Value or Fair Market Value, as the case may be, and then all will meet and simultaneously disclose to the others their respective determinations.
28.1.2.2 If neither the highest nor the lowest determination differs from the middle determination by more than ten percent (10%) of such middle determination, then the Fair Rental Value or Fair Market Value, as the case may be, shall be the average of all three determinations.

28.1.2.3 The Experts shall promptly notify Landlord and Tenant of each of their separate determinations and the resulting Fair Rental Value or Fair Market Value, as the case may be. Judgment upon any appraisal decision rendered in accordance with the procedure may be entered by any Court having jurisdiction thereof. The determination of the Fair Rental Value pursuant to this procedure shall be final, binding and conclusive upon Landlord and Tenant.
Article 29. TENANT’S PROPERTY
     29.1 The following property (collectively, “Tenant’s Property”), whether or not located in or on the Property or Improvements, does not constitute a portion of the Property and shall at all times during and after the Term be the property of Tenant:
     29.1.1 All items of personal property, equipment and fixtures in the Property, and whether or however attached to the Building, at any time that are necessary, incidental or convenient to the business from time to time conducted at the Property, including, without limitation, exercise equipment, kitchen equipment and furnishings, work stations, portable or movable partitions, receptionist desks, millwork, credenzas, computer installations (including computers, computer hardware, raised flooring, freestanding supplemental air conditioning or cooling systems therefor), communications systems and equipment, financial services equipment (such as ATM’s), safes, safe doors, bulletin boards, book shelves and file cabinets, but excluding central HVAC and other building systems (other than telecommunications equipment, which shall be deemed the personal property of Tenant), walls (other than demountable walls or partitions), doors, trim, floor and wall coverings, ceiling lights and tile, window shades and the like;
     29.1.2 All furniture, inventory, machinery, racking, shelving, and other personal property;
     29.1.3 Any personal property, equipment or fixtures which is either not owned by Landlord or Tenant or is on consignment to Tenant, including any personal property owned by Tenant’s, subtenant’s, employees or invitees;
     29.1.4 All signs and other forms of business identification; and
     29.1.5 Any other items of personal property whatsoever;
     29.2 Tenant shall have the right in its sole and absolute discretion from time to time to install, alter, remove and/or replace such of Tenant’s Property as it shall deem to be useful or desirable in connection with its business in the Property. Tenant further shall have the right to enter into such agreements and assignments with respect to the Tenant’s Property as Tenant in its sole discretion shall deem advisable, including financing and similar arrangements.
     29.3 Landlord shall execute such landlord consents and other agreements as shall be reasonably requested by Tenant in connection with any such agreements and arrangements. Landlord hereby waives each and every right which Landlord now has or may hereafter have under Legal Requirements or by the terms of any agreement now in effect or hereafter exercised by Landlord or Lender to levy or distrain upon any of Tenant’s Property for rent or to claim or assert title to any of Tenant’s Property.

Article 30. MISCELLANEOUS
     30.1 In any case under this Lease which requires that a consent or approval may not be unreasonably withheld, such consent or approval shall be acted on promptly and without unreasonable delay.
     30.2 If any term of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term shall not be affected thereby. This Lease may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the then owners of the Landlord and Tenant interests herein. This Lease shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The headings of this Lease are for purposes of reference only and shall not limit or define the meaning hereof. This Lease may be executed in any number of counterparts, each of which is an original, but all of which shall constitute one instrument.
     30.3 The First Mortgage contemplates that Landlord may from time to time substitute one or more Property Location (a “Substitution”) leased by Tenant from an affiliate of Landlord or cause a Property Location to be released from the lien of the First Mortgage (a “Property Release”). In the event that Landlord accomplishes a Substitution, Landlord will cause the new Property Location to be conveyed to Landlord and Landlord and Tenant will terminate any lease for such new Property Location and will amend this Lease to add the new Property Location to this Lease. In the event that Landlord accomplishes a Property Release, Landlord and Tenant will enter into a separate replacement lease for the released Property Location on the same form (or such other form as may be acceptable to Landlord and Tenant) and shall amend this Lease to release such Property Location from the terms of this Lease (with an proportionate reduction in the Basic Rent). Any Substitution or Property Release shall be accomplished in accordance with all of the terms and conditions of the First Mortgage.
     30.4 Within 60 days after the close of each Fiscal Year, Tenant shall deliver to Landlord an annual report for the most recently completed Fiscal Year, describing any Alterations, Remodeling and leasing commissions, if any. Additionally, within 30 days after the end of each Fiscal Quarter (including year-end), Tenant shall deliver to Landlord a quarterly report shall be accompanied by a report of Tenant detailing, for such Fiscal Quarter, (i) the deposits into, withdrawals from and balances in the FF&E Account, (ii) the Property Revenues, (iii) the Pooled Properties EBITDAR, and (iv) the number of memberships at the Property.
[remainder of page intentionally left blank]

SIGNATURE PAGE
TO
LEASE AGREEMENT
IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement as of the day and year first above written.

LANDLORD:

LTF CMBS I, LLC, a Delaware limited liability company

By:	LTF CMBS Managing Member, Inc., a Delaware corporation
Its: Managing Member

By:

Name: Eric J. Buss Its: Secretary

TENANT:

LTF CLUB OPERATIONS COMPANY, INC., a Minnesota corporation

By:

Name: Eric J. Buss
Its: Secretary

EXHIBIT A
Legal Description of Land
Exhibit A is comprised of Exhibits A-1 through A-6, attached hereto.

EXHIBIT A-1
Legal Description of the Arizona Property
Lot 6, of Amended Final Plat of the Emerald, a Replat of Lot 1, According to the Plat of Record in the Office of the County Recorder of Maricopa County, Arizona, Recorded in Book 571 of Maps, Page 5.
Tempe, Arizona

A-1-1

EXHIBIT A-2
Legal Description of the Michigan Property
PART OF THE NORTHEAST 1/4 AND NORTHWEST 1/4 OF SECTION 36, TOWNSHIP 2 NORTH, RANGE 8 EAST, COMMERCE TOWNSHIP, OAKLAND COUNTY, MICHIGAN, DESCRIBED AS: COMMENCING AT THE NORTH 1/4 CORNER OF SAID SECTION 36; THENCE SOUTH 00 DEGREES 23 MINUTES 54 SECONDS WEST 1483.09 FEET ALONG THE NORTH-SOUTH LINE OF SAID SECTION 36; THENCE SOUTH 80 DEGREES 51 MINUTES 00 SECONDS EAST 29.94 FEET TO THE POINT OF BEGINNING: THENCE CONTINUING SOUTH 80 DEGREES 51 MINUTES 00 SECONDS EAST 57.13 FEET: THENCE SOUTH 68 DEGREES 46 MINUTES 17 SECONDS EAST 172.66 FEET; THENCE SOUTH 70 DEGREES 08 MINUTES 18 SECONDS EAST 155.09 FEET; THENCE SOUTH 67 DEGREES 31 MINUTES 48 SECONDS EAST 276.10 FEET; THENCE SOUTH 73 DEGREES 53 MINUTES 07 SECONDS EAST 184.07 FEET; THENCE SOUTH 72 DEGREES 34 MINUTES 02 SECONDS EAST 136.34 FEET; THENCE SOUTH 69 DEGREES 46 MINUTES 53 SECONDS EAST 20.03 FEET; SOUTH 23 DEGREES 07 MINUTES 50 SECONDS WEST 466.10 FEET TO THE NORTHERLY RIGHT OF WAY LINE OF SAID COMMERCE CROSSING ROAD (VARIABLE RIGHT OF WAY): THENCE ALONG THE NORTHERLY RIGHT OF WAY LINE OF SAID COMMERCE CROSSING ROAD THE FOLLOWING SEVEN (7) COURSES: (1) NORTH 86 DEGREES 26 MINUTES 30 SECONDS WEST 557.82 FEET, (2) ALONG A CURVE TO THE RIGHT 94.82 FEET, SAID CURVE HAVING A RADIUS OF 495.82 FEET, A CENTRAL ANGLE OF 10 DEGREES 57 MINUTES 27 SECONDS AND A CHORD BEARING NORTH 80 DEGREES 57 MINUTES 47 SECONDS WEST 94.68 FEET; (3) ALONG A CURVE TO THE RIGHT 97.14 FEET, SAID CURVE HAVING A RADIUS OF 110.00 FEET, A CENTRAL ANGLE OF 50 DEGREES 35 MINUTES 43 SECONDS AND A CHORD BEARING NORTH 50 DEGREES 11 MINUTES 11 SECONDS WEST 94.01 FEET, (4) ALONG A CURVE TO THE LEFT 118.41 FEET, SAID CURVE HAVING A RADIUS OF 102.50 FEET, A CENTRAL ANGLE OF 66 DEGREES 11 MINUTES 17 SECONDS AND A CHORD BEARING NORTH 57 DEGREES 58 MINUTES 58 SECONDS WEST 111.93 FEET, (5) ALONG A CURVE TO THE RIGHT 97.14 FEET, SAID CURVE HAVING A RADIUS OF 110.00 FEET, A CENTRAL ANGLE OF 50 DEGREES 35 MINUTES 43 SECONDS AND A CHORD BEARING NORTH 65 DEGREES 46 MINUTES 45 SECONDS WEST 94.01 FEET, (6) ALONG A CURVE TO THE RIGHT 147.09 FEET, SAID CURVE HAVING A RADIUS OF 495.82 FEET, A CENTRAL ANGLE OF 16 DEGREES 59 MINUTES 51 SECONDS AND A CHORD BEARING NORTH 31 DEGREES 58 MINUTES 58 SECONDS WEST 146.55 FEET, AND (7) NORTH 23 DEGREES 29 MINUTES 03 SECONDS WEST 126.60 FEET; THENCE NORTH 66 DEGREES 21 MINUTES 11 SECONDS EAST 187.39 FEET; THENCE NORTH 22 DEGREES 49 MINUTES 42 SECONDS EAST 254.03 FEET TO THE POINT OF BEGINNING.
Commerce, Michigan

A-2-1

EXHIBIT A-3
Legal Description of the Flower Mound Property
Real property in the County of Denton, State of Texas, described as follows:
Being a tract of land situated in J.T. Stewart Survey, Abstract No. 1161, Town of Flower Mound, Denton County, Texas, being part of that certain tract of land as described by deed to Plaza Towne Centre, LTD., recorded in Volume 4812, Page 2406, Deed Records, Denton County, Texas and being a part of Lot 1, Block A, Downtown Flower Mound Addition, an addition to the Town of Flower Mound, according to the plat recorded in Cabinet M, Page 223, Plat Records, Denton County, Texas, said tract of land being more particularly described by metes and bounds as follows:
Beginning at a 1/2" iron rod found in the Northeasterly right-of-way line of Churchill Drive (64' width public right-of-way), the most Westerly Northwest corner of said Plaza Towne Centre, LTD. tract and the Southwest corner of Lot 1, Block A, Sonic Addition, an addition to the Town of Flower Mound, according to the plat recorded in Cabinet M, Page 220, Plat Records, Denton County, Texas;
Thence East, with the South line of said Sonic Addition and with a Northerly line of said Plaza Towne Centre, LTD. tract, a distance of 155.35 feet to a point for the Southeast corner of said Sonic Addition, all corner for said Plaza Towne Centre, LTD. tract and from which a 1/2" iron rod found bears North 71 degrees 11 minutes 31 seconds West, 0.25 feet;
Thence South 85 degrees 14 minutes 52 seconds East, a distance of 608.98 feet to an “X” cut in concrete set in a Easterly line of said Plaza Towne Centre, LTD. tract and being in the West line of Block 1, Town Center Addition, an addition to the Town of Flower Mound, according to the plat recorded in Cabinet L, Page 6, Plat Records, Denton County, Texas;
Thence South 01 degree 05 minutes 10 seconds West, with said Easterly line of Plaza Towne Centre, LTD. tract and with said West line of Block 1, Town Center Addition, a passing distance of 210.63 feet to an “X” cut in concrete found for the most Northerly Northeast corner of aforementioned Lot 1, Block A, Downtown Flower Mound Addition and continuing in all a total distance of 620.21 feet to a 1/2" iron rod with yellow cap stamped “Everage RPLS 2672” found for the Southwest corner of aforementioned Block 1, Town Center Addition;
Thence North 89 degrees 56 minutes 57 seconds East, with the South line of said Block 1, Town Center Addition, a distance of 150.20 feet to an “X” cut in concrete set;
Thence South 00 degrees 03 minutes 03 seconds East, a distance of 225.52 feet to an “X” cut in concrete set in the aforementioned Northeasterly right-of-way line of Churchill Drive and being in a Southwesterly line aforementioned Lot 1, Block A, Downtown Flower Mound Addition;
Thence with said Northeasterly right-of-way line of Churchill Drive and with said Southwesterly line of Lot 1, Block A, Downtown Flower Mound Addition the following courses and distances as follows:
Flower Mound, Texas

A-3-1

South 85 degrees 11 minutes 58 seconds West, a distance of 202.27 feet to a 5/8" iron rod with yellow cap stamped “Dunaway Assoc. Inc.” (hereinafter called 5/8" iron rod set) set at the beginning of a curve to the right having a central angle of 86 degrees 11 minutes 29 seconds, a radius of 617.43 feet and a chord bearing and distance of North 51 degrees 42 minutes 19 seconds West, 843.68 feet;
with said curve to the right in a Northwesterly direction, an arc length of 928.81 feet to a 5/8" iron rod set at the beginning of a compound curve to the right having a central angle of 17 degrees 29 minutes 00 seconds, a radius of 318.00 feet and a chord bearing and distance of North 00 degrees 07 minutes 56 seconds East, 96.66 feet;
with said compound curve to the right, a passing arc length of 13.60 feet to the most Westerly Northwest corner of aforementioned Lot 1, Block A, Downtown Flower Mound Addition and continuing with said compound curve to the right in a Northeasterly direction for an over all arc length of 97.04 feet to a 5/8" iron rod set at the beginning of a reverse curve to the left having a central angle of 32 degrees 16 minutes 33 seconds, a radius of 532.00 feet and a chord bearing and distance of North 07 degrees 15 minutes 51 seconds West, 295.74 feet;
Thence continuing with said Northeasterly right-of-way line of Churchill Drive and with said reverse curve to the left, in a Northwesterly direction, an arc length of 299.69 feet to the Point of Beginning and containing 599,760 square feet or 13.768 acres of land.
Also known as Lot 1, Block A, Lifetime Fitness Addition, an Addition to the Town of Flower Mound, according to the plat recorded in Cabinet V, Page 389, Plat Records, Denton County, Texas.
Flower Mound, Texas

A-3-2

EXHIBIT A-4
Legal Description of the Garland Property
Being a tract of land situated in Onofre Alvarado Survey, Abstract No. 2, in the City of Garland, Dallas County, Texas, being a part of that certain tract of land as described by deed to Life Time Fitness, Inc., recorded in Volume 2003161, Page 12899, Deed Records, Dallas County, Texas and being all of Lot 2, Block 1, Lifetime Fitness Addition, an addition to the City of Garland, according to the plat recorded in volume 2003163, Page 128, Plat Records, Dallas County, Texas and containing a calculated area of 597,430 square feet or 13.715 acres of land.
Garland, Texas

A-4-1

EXHIBIT A-5
Legal Description of the Sugar Land Property
Real property in the County of Fort Bend, State of Texas, described as follows:
Being a 14.7490 acre tract of land located in the S.M. Williams League, A-97, in Fort Bend County, Texas; said 14.7490 acre tract being all of Commercial Reserve “A” of the plat of Lakepointe Center recorded on Slide Number 2547B of the Fort Bend County Plat Records (F.B.C.P.R.); said 14.7490 acre tract being more particularly described by metes and bounds as follows (all bearings are referenced to the North line of said Commercial Reserve “A”):
Beginning at a 5/8-inch iron rod with plastic cap stamped “Costello Inc RPLS 4416” found at the Northwest corner of said Commercial Reserve A, being the Southwest corner of Common Area “G” of Fluor Central Development Tract Replat No. I as recorded on Slide Number 2427A of the F.B.C.P.R. same being on the East right-of-way line of Brooks Street (Spur 58) (width varies);
Thence, with the South and West line of said Common Area “G” and with the North and East line of said Commercial Reserve “A”, the following six (6) courses;
1. North 87 degrees 55 minutes 14 seconds East, a distance of 1,383.72 feet to a 5/8-inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
2. South 16 degrees 14 minutes 03 seconds West, a distance of 137.91 feet to a 5/8-inch iron rod with plastic cap stamped “Brown and Gay” found;
3. South 22 degrees 13 minutes 34 seconds West, a distance of 90.97 feet to a 5/8-inch iron rod with plastic cap stamped “Brown and Gay” found;
4. South 12 degrees 37 minutes 04 seconds West, a distance of 130.08 feet to a 5/8-inch iron rod with plastic cap stamped “Brown and Gay” found;
5. South 20 degrees 46 minutes 28 seconds West, a distance of 68.93 feet to a 5/8-inch iron rod with plastic cap stamped “Brown and Gay” found;
6. South 13 degrees 19 minutes 57 seconds West, a distance of 47.79 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the easternmost Southeast corner of said Commercial Reserve “A”, being the Northeast corner of Commercial Reserve “C” of said plat of Lakepointe Center;
Thence, along the common line of said Commercial Reserve “A” and Commercial Reserve “C’ the following nine (9) courses:
7. South 87 degrees 55 minutes 14 seconds West, a distance of 517.62 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
Sugar Land, Texas

A-5-1

8. South 02 degrees 04 minutes 46 seconds East, a distance of 60.00 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
9. South 87 degrees 55 minutes 14 seconds West, a distance of 52.90 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
10. South 02 degrees 04 minutes 46 seconds East, a distance of 162.59 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the point of curvature of a curve to the right;
11. 189.87 feet, along said curve, having a central angle of 33 degrees 28 minutes 23 seconds, a radius of 325.00 feet, and a chord that bears South 14 degrees 39 minutes 25 seconds West, a distance of 187.18 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the point of tangency;
12. South 31 degrees 23 minutes 37 seconds West, a distance of 112.26 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
13. South 27 degrees 00 minutes 30 seconds West, a distance of 131.16 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
14. South 31 degrees 22 minutes 54 seconds West, a distance of 195.60 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
15. South 14 degrees 43 minutes 37 seconds East, a distance of 76.79 feet to a point on the northeasterly right-of-way line of State Highway 6, as recorded in Volume 1090, Page 661, Volume 1313, Page 771, and Volume 1090, Page 668 of the F.B.C.D.R.;
16. Thence, 124.36 feet along the arc of a curve to the right, having a central angle of 02 degrees 32 minutes 41 seconds, a radius of 2,799.90 feet, and a chord that bears North 59 degrees 11 minutes 05 seconds West, a distance of 124.35 feet along the southerly line of said Commercial Reserve “A” and said northeasterly right-of-way line to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the southernmost Southwest corner of said Commercial Reserve “A”;
Thence, along the westerly line of said Commercial Reserve “A” the following two (2) courses:
17. North 31 degrees 22 minutes 54 seconds East, a distance of 17.76 feet a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
18. North 57 degrees 32 minutes 00 seconds West, a distance of 36.36 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the southernmost Southeast corner of Commercial reserve “B” of said plat of Lakepointe Center;
Thence, along the common line of said Commercial Reserve “A” and Commercial Reserve “B” the following eleven (11) courses:
Sugar Land, Texas

A-5-2

19. North 32 degrees 50 minutes 27 seconds East, a distance of 30.00 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
20. South 58 degrees 37 minutes 06 seconds East, a distance of 30.00 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
21. North 60 degrees 35 minutes 48 seconds East, a distance of 11.44 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
22. North 31 degrees 22 minutes 54 seconds East, a distance of 190.95 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
23. North 35 degrees 28 minutes 34 seconds East, a distance of 126.01 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
24. North 31 degrees 23 minutes 37 seconds East, a distance of 118.06 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the point of curvature of a curve to the left;
25. 160.66 feet, along said curve, having a central angle of 33 degrees 28 minutes 23 seconds, a radius of 275.00 feet, and a chord that bears North 14 degrees 39 minutes 25 seconds East, a distance of 158.38 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the point of tangency;
26. North 02 degrees 04 minutes 46 seconds West, a distance of 162.59 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
27. South 87 degrees 55 minutes 14 seconds West, a distance of 52.90 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
28. North 02 degrees 04 minutes 46 seconds West, a distance of 60.00 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
29. South 87 degrees 55 minutes 14 seconds West, a distance of 533.93 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found at the westernmost Southwest corner of said Commercial Reserve “A”, being the Northwest corner of said Commercial Reserve “B”;
Thence, along the West line of said Commercial Reserve “A” the following three (3) courses:
30. 35.76 feet, along the arc of a curve to the left, having a central angle of 04 degrees 56 minutes 12 seconds, a radius of 415.00 feet, and a chord that bears North 04 degrees 09 minutes 38 seconds West, a distance of 35.74 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
31. North 06 degrees 37 minutes 43 seconds West, a distance of 86.84 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found;
Sugar Land, Texas

A-5-3

32. South 36 degrees 21 minutes 48 seconds West, a distance of 11.58 feet to a 5/8 inch iron rod with cap stamped “Costello Inc RPLS 4416” found on aforesaid East right-of-way line of Brooks Street;
33. Thence, North 03 degrees 23 minutes 53 seconds West, a distance of 336.12 feet along the West line of said Commercial Reserve “A” and said East right-of-way line to the Point of Beginning and containing 14.7490 acres, more or less.
Sugar Land, Texas

A-5-4

EXHIBIT A-6
Legal Description of the Willowbrook Property
Real property in the County of Harris, State of Texas, described as follows:
Being all of unrestricted Reserve “A”, Block 1, of CENTERFIELD NORTH, a Subdivision in Harris County, Texas, according to the map or plat thereof recorded at Film No. 446085 of the Map Records of Harris County, Texas. Exhibit “A” attached.
Willowbrook, Texas

A-6-1

EXHIBIT “A”
                    a 12.196 acre (531,252 square feet, square footage based on the mathematical closures of the courses and distances shown herein) tract of land situated in the George W. Childress Survey, Abstract No. 217, Harris County, Texas: containing all of that certain 7.6114 acre tract described as “Parcel D” in instrument recorded under Clerk’s File No. N980274 of the Harris County Official Public Records of Real Property; containing a portion of that certain 5.8732 acre tract described as “Parcel E” In said instrument recorded under Clerk’s File No. N980274 of the Harris County Official Public Records of Real Property; said 12.196 acre tract being more particularly described as follows:
BEGINNING at a 1-inch iron pipe (with tap stamped “Cotton Surveying”) set on the easterly right-of-way line of Centerfield Blvd. (100-feet wide) as shown on the street dedication of Centerfield Section 2, plat of which is recorded in Volume 335, Page 55 of the Harris County Map Records and being the southwest corner of said Parcel D;
THENCE, in a northerly direction along the said easterly right-of-way line of Centerfield Blvd., (right-of-way varies) the following five (5) courses and distances:
1.	Along the arc of said curve to the right having a radius of 1450.00 feet, a central angle of 02°06’14”, an arc length of 53.25 feet and a long chord bearing North 16°00’55” West, 53.24 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found at the point of compound curvature, beginning a curve to the right;

2.	Along the arc of said curve to the right having a radius of 500.00 feet, a central angle of 05°43’46”, an arc length of 50.00 feet and a long chord bearing North 12°05’55” West, 49.98 feet to a 1-inch iron pipe found at the point of tangency;

3.	North 09°14’02” West, 111.36 feet to a 1-inch iron pipe, found at the beginning of a curve to the left;

4.	Along the arc of said curve to the left having a radius of 500.00 feet, a central angle of 03°45’13”, an arc length of 32.76 feet and a long chord bearing North 11°06’39” West, 32.75 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found at the point of tangency;

5.	North 12°59’15” West, 352.75 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found on the southerly end of a 15-foot cutback at the intersection of said easterly line and the southerly line of Willowchase Blvd. (100-feet wide);
THENCE, in an easterly direction along the said southerly right-of-way line of Willowchase Blvd., the following five (5) courses and distances:
Willowbrook, Texas

A-6-2

1.	North 31°33’48” East, 21.49 feet along said cutback to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found for corner;

2.	North 77°01’32” East, 85.00 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found beginning a curve to the left;

3.	Along the arc of said curve to the left having a radius of 1050.00 feet, a central angle of 35°00’00”, an arc length of 641.41 feet and a long chord bearing North 59°31’32” East, 631.48 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found at the point of tangency;

4.	North 42°01’32” East, 100.00 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found beginning a curve to the right;

5.	Along the arc of said curve to the right having a radius of 1950.00 feet, a central angle of 04°37’49”, an arc length of 157.59 feet and a long chord bearing North 44°20’27” East, 157.55 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found at the point of non-tangency;
THENCE, South 30°59’15” East, 543.60 feet to a 1-inch iron pipe (with cap stamped “Cotton Surveying”) found for corner;
THENCE, South 61°59’12” West, 121.03 feet to a 5/8-inch iron rod found for an angle point;
THENCE, South 54°45’11” West, 1052.80 feet to the POINT OF BEGINNING, CONTAINING 12.196 acres of land in Harris County, Texas.
Willowbrook, Texas

A-6-3

EXHIBIT B
Permitted Exceptions
     Exhibit B is comprised of Exhibits B-1 through B-6, attached hereto.

EXHIBIT B-1
Permitted Exceptions for the Arizona Property
1.	Real Estate taxes for the year 2007 and thereafter, a lien not yet due and payable.

2.	Easement for sidewalk and public utility purposes as set forth on the plat of The Emerald recorded in Plat Book 536 of Maps, Page(s) 24.

3.	Easement for sidewalk and public utility purposes as set forth on the plat of The Emerald A, recorded in Plat Book 571 of Maps, Page 5 as amended by the Affidavit of Correction recorded as 2003-1032783.

4.	Declaration of Covenants, Conditions, Restrictions and Easements, recorded in 99-1131629 and First Amendment recorded as 2001-0771127 of Official Records, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status or national origin to the extent such covenants, conditions or restrictions violate 42 U.S.C § 3604(c).

5.	All matters set forth in Tract Declaration recorded as 2001-0771130 of Official Records, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin, to the extent such covenants, conditions or restrictions violate 42 U.S.C. § 3604(c).

6.	All matters set forth in Covenant and Agreement Regarding Maintenance of Yards for an Oversized Building, recorded July 15, 2002 as 2002-714573 of Official Records.

7.	An easement for underground electric and incidental purposes in the document recorded as 2000-0833836 of Official Records.

8.	An easement for underground vault and telecommunications conduits and incidental purposes in the document recorded as 2001-0523255 of Official Records.

9.	An easement for water line, fire hydrant(s) and appurtenances and incidental purposes in the document recorded as 2002-0020809 of Official Records.

10.	All matters as set forth in Covenant and Agreement Regarding Maintenance of Yards for an Oversized Building, recorded July 15, 2002 as 2002-0714573 of Official Records.

11.	An easement for power distribution and incidental purposes in the document recorded as 2002-1190418 of Official Records.

12.	An easement for sewer lines and incidental purposes in the document recorded as 2003-0073402 of Official Records.

13.	Water rights, claims or title to water, whether or not shown by the public records.
Tempe, Arizona

B-1-1

EXHIBIT B-2
Permitted Exceptions for the Michigan Property
1.	Real estate taxes and special assessments not yet due and payable in the year 2007 and thereafter.

2.	Terms and conditions of a Grant of Water Main Easement as recorded March 11, 2005 in Liber 35123, page 330.

3.	Terms and conditions of a Grant of Sewer Easement as recorded March 11, 2005 in Liber 35123, page 336.

4.	Terms and conditions of a Pylon Sign Easement Agreement as recorded April 27, 2004 in Liber 32902, page 640.

5.	Terms and conditions of a Reservation of Easement Agreement (Drainage Facilities) as recorded April 27, 2004 in Liber 32902, page 647.

6.	Terms and conditions of a Corrective Assignment as recorded January 7, 2002 in Liber 24400, page 278.

7.	Terms and conditions of a Declaration of Restrictive Covenant as recorded April 15, 2003 in Liber 28808, page 806, as amended by Amendment to Declaration of Restrictive Covenant dated January 12, 2004, recorded January 29, 2004, in Liber 32045, page 828.

8.	Grant of Sewer Easement to the Charter Township of Commerce, dated December 11, 1990 and recorded December 28, 1990 in Liber 11687, page 44.

9.	Grant of Water Line Easement to the Charter Township of Commerce, dated September 25, 1991 and recorded November 12, 1991 in Liber 12169, page 859.

10.	Easement in favor of Panhandle Eastern Pipeline, as set forth in Grant of Right of Way dated December 10, 1941 and recorded in Liber 1396, page 283 and Supplemented Easement dated September 6, 1955 in Liber 3409, page 622 and amended by Amendment to Right of Way dated April 10, 1961 and recorded in Liber 4188, page 351.

11.	Easement Agreement and the terms and conditions thereof between Life Time Fitness, Inc., a Minnesota corporation and Haggerty Development Company Limited Partnership, a Michigan limited partnership, dated July 13, 2005, recorded November 21, 2005 in Liber 36642, Page 493, Oakland County Records.

12.	Easement granted the Detroit Edison Company disclosed by instrument recorded in Liber 36652, Page 284, Oakland County Records.

13.	The following matters as disclosed by the survey prepared by Alpine Engineering Inc., dated December 15, 2006, job no. 03-194: encroachment of gas line along the Southern boundary of the land.
Commerce, Michigan

B-2-1

EXHIBIT B-3
Permitted Exceptions for the Flower Mound Property
1.	Standby fees, taxes and assessments by any taxing authority for the year 2007, and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership, but not those taxes or assessments for prior years because of an exemption granted to a previous owner of the property under Section 11.13, Texas Tax Code, or because of improvements not assessed for a previous tax year.

2.	Restrictive covenants recorded in Volume 2184, Page 944, Real Property Records of Denton County, Texas. Any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), is deleted.

3.	Restrictive covenants filed 11/25/2003, cc# 2003-192554, Real Property Records of Denton County, Texas. Any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), is deleted.

4.	Non-discriminatory covenant in document recorded in Volume 1125, Page 304, Deed Records of Denton County, Texas. Any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), is deleted.

5.	Rights of ingress and egress created in easement granted by William Wilkerson and Wayne Wilkerson to Town of Flower Mound, Texas, dated 09/10/1965, filed 12/28/1965, recorded in Volume 532, Page 193, Deed Records of Denton County, Texas, and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

6.	Easement granted by C. H. McGuire and wife, Hazel McGuire to Denton County Electric Cooperative, Inc., dated 11/07/1947, filed 02/09/1954, recorded in Volume 403, Page 399, Deed Records of Denton County, Texas. Defined by Agreement dated 10/17/1991, filed 10/28/1991, recorded in Volume 3088, Page 228, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

7.	Sanitary Sewer easement granted by Flower Mound Investment, L.C. to FM 1171 Joint Venture, dated 02/04/1997, filed 02/13/1997, cc# 97R009458, Real Property Records of Denton County, Texas. Correction Easement Agreement dated 03/06/2001 from Flower Mound Investments, L.C. filed 04/09/2001, recorded in Volume 4812, Page 2431, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.
Flower Mound, Texas

B-3-1

8.	Access Easement Agreement between F.M. 1171 Joint Venture and The Kroger Co. dated 08/04/1994, filed 08/12/1994, under cc# 94R0063170, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

9.	Access Easement Location Agreement between F.M. 1171 Joint Venture and Landstar Development Corporation dated 05/31/1994, filed 06/02/1994, under cc# 94R0044351, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

10.	Easements and building lines as dedicated by plat recorded in Cabinet V, Page 389, Plat Records, Denton County, Texas, being 60’ building line, 10’ pedestrian access easement, 26’ mutual access easements, variable width mutual access easement, 15’ utility easements, variable width retention pond easement and 20’ utility easement and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

11.	Encroachment Easement Agreement dated 12/03/2003, by and between Life Time Fitness, Inc. and Encore Realty Company, L.C., filed 12/19/2003, under cc# 2003-204162, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

12.	Stormwater Drainage Easement Agreement dated 12/03/2003, by and between Life Time Fitness, Inc. and Encore Realty Company, L.C., filed 12/19/2003, cc# 2003-204163, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

13.	Stormwater Drainage Easement and Management Agreement dated 12/02/2003, by and between Life Time Fitness, Inc. and Plaza Towne Centre, Ltd., cc# 2003-104164, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

14.	Encroachment Easement Agreement dated 12/03/2003, by and between Life Time Fitness, Inc. and Flower Mound Town Center Limited Partnership, filed 12/19/2003, cc# 2003-204166, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

15.	Encroachment Easement Agreement dated 12/03/2003, by and between Life Time Fitness, Inc. and Kroger Texas L.P., filed 12/19/2003, cc# 2003-204167, Real Property Records, Denton County, Texas and as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.
Flower Mound, Texas

B-3-2

16.	Terms, conditions and easements contained in the Access Easement Agreement and Declaration dated 11/20/2003, by and between Flower Mound Town Center Limited Partnership, Plaza Towne Centre, Ltd., and Kroger Texas L.P., filed 11/25/2003, cc# 2003-192554, Real Property Records, Denton County, Texas.

17.	Terms, provisions, and conditions of Town of Flower Mound ordinance No. 65-03 filed 11/05/2003, cc# 2003-182602, Real Property Records of Denton County, Texas.

18.	Encroachment of parking areas over and across utility easements as shown on survey of Dunway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.
Flower Mound, Texas

B-3-3

EXHIBIT B-4
Permitted Exceptions for the Garland Property
1.	Standby fees, taxes and assessments by any taxing authority for the year 2007, and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership, but not those taxes or assessments for prior years because of an exemption granted to a previous owner of the property under Section 11.13, Texas Tax Code, or because of improvements not assessed for a previous tax year.

2.	Restrictive covenants recorded in Volume 2001212, Page 323, Deed Records of Dallas County, Texas. As corrected recorded in Volume 2003037, Page 5226, Deed Records, Dallas County, Texas, as amended in Volume 2004227, Page 5281, Deed Records, Dallas County, Texas. Said Amendment being refiled 11/23/2004, recorded in Volume 2004239, Page 8241, Deed Records, Dallas County, Texas. Any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), is deleted.

3.	Restrictive covenants recorded in Volume 2003206, page 3285, Deed Records of Dallas County, Texas. As amended by instrument recorded in Volume 2004001, Page 1902 and as affected by Consent and Waiver filed 03/11/2004, recorded in Volume 2004048, Page 21, Deed Records, Dallas County, Texas. Any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), is deleted.

4.	Easement to the City of Garland, filed 07/22/2003, recorded in Volume 2003144, Page 2189, Deed Records of Dallas County, Texas, and as shown on survey of Dunaway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

5.	15’ wide slope easement as evidenced by permitted exception #5 on Exhibit B of Special Warranty Deed recorded in Volume 93182, Page 238, Deed Records, Dallas County, Texas.

6.	15’ utility easement, private variable width pond easement, 10’ pedestrian utility and traffic control easement, 10’ private drainage easement and 5’ pedestrian and utility easement per plat recorded in Volume 2003163, Page 128, Map Records, Dallas County, Texas and as shown on survey of Dunaway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.

7.	Declaration of Common Access and No-Build Easements between G.N.L.R., Ltd., and 190/Garland Retail Partners, L.P., filed 10/29/2001, recorded in Volume 2001212, Page 323, Deed Records, Dallas County, Texas, as corrected by instrument recorded in Volume 2003037, Page 5226, Deed Records, Dallas County, Texas, as amended by Amendment of Declaration and Grant of Access Easement for Pond filed 11/23/2004, recorded in Volume 2004227, Page 5281, Deed Records, Dallas County, Texas.
Garland, Texas

B-4-1

8.	Declaration of Easements and Maintenance Covenants executed by Life Time Fitness, Inc. dated 10/09/2003, filed 10/17/2003, recorded in Volume 2003206, Page 3296, Deed Records, Dallas County, Texas.

9.	Utility vaults, electric transformer and grate inlets outside of easement area as shown on survey of Dunaway Associates, L.P., certified to by Stephen R. Glosup, R.P.L.S. #5570, dated 12/14/2006.
Garland, Texas

B-4-2

EXHIBIT B-5
Permitted Exceptions for the Sugar Land Property
1.	Standby fees, taxes and assessments by any taxing authority for the year 2007, and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership, but not those taxes or assessments for prior years because of an exemption granted to a previous owner of the property under Section 11.13, Texas Tax Code, or because of improvements not assessed for a previous tax year.

2.	Restrictions recorded in Slide No. 2427, Pages A and B of the Plat Records of Fort Bend County, Texas; Volume 1059, Page 152 and Volume 1077, Page 448, Deed Records; Volume 1389, Page 112, Volume 1672, Page 769 and under Clerk’s File No.(s). 8660796, 8827135, 9144575, 9483640, 9728010, 2000005824, 2001058569, 2001081202, 2003157545, 2003157546, 2003157547, and 2005190907, all of the Official Records of Fort Bend County, Texas. Maintenance Charge/Assessments as provided for therein. Subordination to purchase money and/or improvement liens contained therein. Any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), is deleted.

3.	Easement for Roadway as set forth in instrument recorded in Volume 744, Page 48, of the Deed records, of Fort Bend County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

4.	Easement for electric distribution and/or natural gas facilities in favor of Reliant Energy Incorporated as set forth in instrument recorded 5/22/2002 in Clerk’s File No. 2002053866, of the Official records, of Fort Bend County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

5.	Easement to CenterPoint Energy Houston Electric, LLC as set forth in instrument recorded in Clerk’s File No. 2005070007, of the Official records, of Fort Bend County, Texas and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

6.	A twenty (20) foot drainage easement as shown on the Fluor Central Development Tract Replat Number 1, recorded on Slide 2427/A&B, of the Plat Records of Fort Bend County, Texas and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

7.	A forty (40) foot building line as shown on the Fluor Central Development Tract Replat Number 1, recorded on Slide 2427/A&B, of the Plat Records of Fort Bend County, Texas and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.
Sugar Land, Texas

B-5-1

8.	A twenty-five (25) foot building line as shown on the Fluor Central Development Tract Replat Number 1, recorded on Slide 2427/A&B, of the Plat Records of Fort Bend County, Texas and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

9.	Levee along the east side of the property as set forth in instrument recorded in Volume 841, Page 90, of the Deed Records of Fort Bend County, Texas and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

10.	Terms, conditions and stipulations contained in that certain Reciprocal Easement Agreement filed for record on 11/7/2003, under Clerk’s File No. 2003157548, of the Official Records of Fort Bend County, Texas and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

11.	Public utility easement located along the northeasterly property line as granted to the City of Sugar Land, Texas, per instrument filed for record under Clerk’s File No. 2004142752, of the Official Records of Fort Bend County, Texas.

12.	Mineral and/or royalty interest as set forth in instrument recorded in Volume 607, Page 101, of the Deed records, of Fort Bend County, Texas. Title to said interest has not been investigated to the date of the aforesaid instrument.

13.	Mineral and/or royalty interest as set forth in instrument recorded in Volume 1244, Page 823, of the Deed records, of Fort Bend County, Texas. Title to said interest has not been investigated to the date of the aforesaid instrument.

14.	Inclusion within Fort Bend County Levee Improvement District No. 2.

15.	Inclusion within Fort Bend County Drainage District.

16.	Storm sewer manholes, traffic signal pole and box, overhead power lines, Type C inlets, flush valves, grate inlets, sanitary manholes, water valves, gas valves, electric control box and electric meter pole as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S. #4387, dated 12/2/2006.

17.	Mechanic’s and Materialmen’s Affidavit and Claim of Lien as set forth in instrument recorded 12/15/2004 in Clerk’s File No. 2004151353, of the Official records, of Fort Bend County, Texas from Claimant S.T.A.R. Concrete Pumping Company, Inc. in the amount of $4,602.75.
Sugar Land, Texas

B-5-2

EXHIBIT B-6
Permitted Exceptions for the Willowbrook Property
1.	Standby fees, taxes and assessments by any taxing authority for the year 2007, and subsequent years; and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership, but not those taxes or assessments for prior years because of an exemption granted to a previous owner of the property under Section 11.13, Texas Tax Code, or because of improvements not assessed for a previous tax year.

2.	Restrictions recorded in Film Code Number 446085 and Volume 335, Page 55, both of the Map Records of Harris County, Texas, and Harris County Clerk’s File Nos. J598942, K087128, S605697, S808795, S808797, V262601, W715481, and W715483. Any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c), is deleted.

3.	A Ten (10’) foot building setback line parallel and adjacent to Willowchase Boulevard property line as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

4.	A Twenty Five (25’) foot Landscape Reserve parallel and adjacent to Willowchase Boulevard, and as set out in Harris County Clerk’s File No. J598942, modified by W715483, and as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

5.	A Thirty Five (35’) foot building setback line parallel and adjacent to Willowchase Boulevard, and as set out in Harris County Clerk’s File No. J598942, modified by W715483 and as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

6.	A Ten (10’) foot building setback line parallel and adjacent to Centerfield Boulevard, and as set out in Harris County Clerk’s File No. K087128, and as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

7.	A Twenty Five (25’) foot Landscape Reserve along the parallel and adjacent to Centerfield Boulevard, and as set out in Harris County Clerk’s File No. K087128, and as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.
Willowbrook, Texas

B-6-1

8.	A Thirty Five (35’) foot building setback line along the parallel and adjacent to Centerfield Boulevard, and as set out in Harris County Clerk’s File No. K087128, and as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006. .

9.	Sanitary Sewer Easements as shown on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas and by Volume 335, Page 55 of the Map Records of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

10.	A Fifteen (15’) foot in width foot building setback line along the Easterly property line as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas and being set forth in instrument filed for record under Harris County Clerk’s File No. J598942 and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006..

11.	Utility Easement as shown on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas and by Film Code No. 368029 of the Map Records of Harris County, Texas, and, by instrument filed for record under Harris County Clerk’s File No. R265303 and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

12.	A Ten (10’) foot building setback line along the Southerly property line as set forth on the recorded plat and dedication at Film Code No. 446085 of the Map Records of Harris County, Texas and by instrument recorded under Harris County Clerk’s File No. J598942 and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

13.	A Houston Lighting and Power Company easement five (5) feet in width along the Southerly property lines, together with an unobstructed aerial easement ten (10’) feet wide, beginning at a plane sixteen (16) feet above the ground and extending upward, located Northerly of and adjoining said five (5) foot wide easement, as shown on the map or plat thereof, recorded in Film Code Number 446085 of the Map Records of Harris County, Texas, and being granted by instrument recorded under Harris County Clerk’s File No. K344685 and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

14.	A Permanent and Perpetual Non-Exclusive Easement for storm sewer purposes along the Northerly property lines, parallel and adjacent to Willowchase Boulevard, as set forth and defined in instrument granted to The City of Houston, Texas, filed for record under Harris County Clerk’s File No. U5700665 and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.
Willowbrook, Texas

B-6-2

15.	Drainage Easement Fifteen (15’) feet on each side of the center line of all natural drainage courses as set forth on the recorded plat of said subdivision at Film Code No. 446085 of the Map Records of Harris County, Texas and as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

16.	Mineral and/or royalty interest recorded in Volume 2351, Page 110, of the Deed Records, of Harris County, Texas. Title to said interest has not been investigated to the date of the aforesaid instrument.

17.	Mineral and/or royalty interest recorded in Volume 3277, Page 689, of the Deed Records, of Harris County, Texas. Waiver of surface rights as contained in instrument recorded under Harris County Clerk’s File No. H316173 and H316174 of the Official Records of Harris County, Texas. Title to said interest has not been investigated to the date of the aforesaid instrument.

18.	Mineral and/or royalty interest recorded in Volume 5470, Page 385, of the Deed Records, of Harris County, Texas. Title to said interest has not been investigated to the date of the aforesaid instrument.

19.	Mineral and/or royalty interest recorded 06/03/2003 in Harris County Clerk’s File No. W715481, of the Official Records, of Harris County, Texas. Surface Waiver contained therein and subject to the terms, conditions and stipulations shown therein. Title to said interest has not been investigated to the date of the aforesaid instrument.

20.	Annual Maintenance Charge as set forth and secured by a Vendor’s Lien retained in instrument filed for record under Harris County Clerk’s File No(s). J598942 and K087128.

21.	Easement for Storm Sewer as set forth in instrument recorded 08/17/2000 in Harris County Clerk’s File No. U570665, of the Official Records, of Harris County, Texas.

22.	Easement for Water Meter and Waterline as set forth in instrument recorded 03/10/2004 in Harris County Clerk’s File No. X450793, of the Official Records, of Harris County, Texas, as shown on survey of Cotton Surveying Company, certified to by Martin G. Hicks, R.P.L.S #4387, dated 3/4/2004, updated 11/17/2006.

23.	All of the Terms, conditions, Repurchase options, provisions and all other obligations contained in Special Warranty Deed, executed by May 29, 2003 by Metro National Corporation, a Texas Corporation, as “Grantor”, and Life Time Fitness, Inc., a Minnesota Corporation, recorded under Harris County Clerk’s File No. W715481.
Willowbrook, Texas

B-6-3

24.	The subject property is located within the City of Houston or within its extra territorial jurisdiction (within 5 miles of the city limits but outside another municipality) it is subject to the terms, conditions and provisions of City of Houston Ordinance #85-1878, pertaining to among other things, the platting and replatting of real property and to the establishment of building lines (25 feet along major thoroughfares and 10 feet along other streets). A certified copy of said Ordinance was filed for record August 1, 1991, under Harris County Clerk’s File No. N253886 and having been amended by Ordinance No. 1999-262 enacted February 17, 1999.

25.	Notice of Storm Water Quality Requirements, dated July 7, 2003, executed by Life Time Fitness and recorded under Harris County Clerk’s File No. W842716.

26.	Terms, conditions and provisions of that Ordinance #89-1312 of the City of Houston, a certified copy of which is recorded under Harris County Clerk’s File No. M337573, which provides that sellers advise purchasers of the restrictions outstanding against the purchase property.
Willowbrook, Texas

B-6-4